Exhibit 99.

NEWS

Contact: Steve Kraus, (608) 252-7907

MGE Energy Increases Dividend

Company has paid dividends for 96 consecutive years

MADISON, WIS., Aug. 19, 2005--The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend to $0.3450 cents per share on the outstanding shares of the company's common stock. The annualized dividend, equivalent to $1.38 on an annual basis, will be payable Sept. 15, 2005, to shareholders of record Sept. 1, 2005.

The company has increased its dividends annually for the past 30 years and has paid cash dividends each year since 1909.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to nearly 134,000 customers in Dane County and purchases and distributes natural gas to nearly 133,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

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